UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2017 (January 5, 2017)
____________________________________________________________
TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 5, 2017, TerraForm Power Operating, LLC (“TerraForm Power Operating”), SunEdison Yieldco UK Holdco 2, LLC (the “Seller”), a wholly owned subsidiary of TerraForm Power Operating, and Vortex Solar UK Limited (“Vortex”), a company registered in England and Wales entered into a sale and purchase agreement (the “SPA”) to sell a portfolio of 24 operating solar projects in the United Kingdom representing 365 MW (the “UK Portfolio”) to Vortex (the “Transaction”).

TerraForm Power Operating expects to receive approximately $208 million of proceeds from the Transaction (comprising consideration payable and debt being repaid on behalf of the UK Portfolio to TerraForm Power Operating), net of transaction expenses and distributions, and subject to certain adjustments. In addition, the Transaction would remove $370 million in non-recourse project debt at the UK Portfolio level (the “Existing Debt”) from TerraForm Power, Inc.’s (“TerraForm Power”) balance sheet.

The closing of the Transaction is subject to certain conditions, including: (i) satisfaction of certain customary conditions precedent, including the satisfaction of certain obligations of the UK Portfolio under the Existing Debt, receipt of antitrust approval and the performance of the respective obligations of each of the parties to the SPA; and (ii) the satisfaction of certain conditions precedent relating to the chapter 11 proceedings of SunEdison, Inc. (the “SunEdison Bankruptcy”) and the outcome of the previously announced settlement discussions between TerraForm Power and SunEdison, Inc. (“SunEdison”). Vortex’s payment obligations following satisfaction of these conditions are supported by parent equity commitment letters, as well as an obligation to fund an escrow at a credit-worthy U.K.-based bank.

Either party may terminate the SPA if the Transaction has not closed by July 31, 2017. In addition, in the event that by April 15, 2017, either (i) TerraForm Power has not entered into a definitive transaction meeting certain criteria in connection with the previously announced strategic alternatives process or (ii) certain conditions precedent relating to the SunEdison Bankruptcy and the outcome of the previously announced settlement discussions between TerraForm Power and SunEdison have not been satisfied, and Vortex has not waived the outstanding conditions precedent, either the Seller or Vortex may terminate the SPA by notice to the other.

In connection with the Transaction, pursuant to the SPA the Seller has given certain warranties to Vortex relating to the condition of the UK Portfolio, which are subject to customary limitations.

The Seller’s obligations under the SPA are guaranteed by TerraForm Power Operating, however those obligations are subject to market standard limitations on liability and de minimus thresholds.

In connection with the Transaction, TerraForm Power Operating has entered into an agreement to indemnify Vortex for certain liabilities and expenses arising out of the SunEdison Bankruptcy (the “Indemnification Agreement”). TerraForm Power Operating and the Seller also expect to provide a market standard tax indemnity to Vortex at the closing of the Transaction.

Completion of the Transaction is expected to take place in the first or second quarter of 2017.

Item 7.01 Regulation FD Disclosure.

On January 6, 2017, TerraForm Power issued a press release announcing the entry into the SPA. A copy of the press release is furnished herewith as Exhibit 99.1 to this Report.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth for specific reference in such filing or document.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in this Form 8-K and the press release attached as an exhibit hereto, this Form 8-K and the press release contain forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated January 6, 2017, titled “TerraForm Power Announces Sale of UK Portfolio to Optimize Fleet and Position Company for Future Growth”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

Date: January 6, 2017	By:	/s/ Sebastian Deschler
	Name:	Sebastian Deschler
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release, dated January 6, 2017, titled “TerraForm Power Announces Sale of UK Portfolio to Optimize Fleet and Position Company for Future Growth”